Exhibit 4.1

AMENDMENT TO
CERTIFICATE OF DESIGNATION
OF PREFERENCES OF
SERIES C CONVERTIBLE PREFERRED STOCK
OF LAPOLLA INDUSTRIES, INC.
A DELAWARE CORPORATION
PURSANT TO SECTION 151 OF
THE GENERAL CORPORATION LAW OF
THE STATE OF DELAWARE

LaPolla Industries, Inc. (the "Company") does hereby certify:

Pursuant to the authority vested in the Board of Directors of the Company given by Article Fourth of the Company's Restated Certificate of Incorporation, as amended, the Board of Directors of the Company has duly adopted the following resolutions and amendment:

WHEREAS, on January 8, 2002, the Company, under the former name of Urecoats Industries, Inc. adopted resolutions establishing a series of preferred stock consisting of 750,000 shares designated as “Series C Convertible Preferred Stock, par value $1.00 per share” and filed an appropriate designation of preferences, qualifications and limitations with respect thereto (“Designation of Preferences”);

WHEREAS, the Company has determined to reduce the number of shares of Series C Convertible Preferred Stock from 750,000 shares to 687,895 shares; and

NOW, THEREFORE, BE IT RESOLVED, that the Series C Convertible Preferred Stock of this corporation shall consist of 687,895 shares instead of 750,000 shares and the Certificate of Designation of Preferences is hereby amended to reflect such newly designated amount of Series S Convertible Preferred Stock.

Except as amended hereby, the Certificate of Designation of Preferences filed with the Secretary of State on February 28, 2002, is hereby ratified and approved.

This corporation, by its Executive Vice President, hereby declares under penalty of perjury under the laws of the State of Delaware that the matters set forth in this Certificate are true and correct.

	DATED: September 27, 2006		LAPOLLA INDUSTRIES, INC.

		By:	/s/ Michael T. Adams, EVP
Michael T. Adams
Executive Vice President
Attest:

LAPOLLA INDUSTRIES, INC.

By:	/s/ Michael T. Adams, Secretary
Corporate Secretary